Exhibit 99.1

Cambium Networks receives deficiency notice from Nasdaq

HOFFMAN ESTATES, IL, May 27, 2025 – Cambium Networks (NASDAQ: CMBM), a leading global provider of networking solutions, announced today that on May 22, 2025, it received a delinquency letter (the “deficiency notice”) from The Nasdaq Stock Market LLC ("Nasdaq") notifying the Company that it continues to be out of compliance with Nasdaq's continued listing requirements set forth in Nasdaq Listing Rule 5250(c)(1) due to the Company's failure to timely file its Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

In the delinquency notice Nasdaq confirmed the Company has until June 16, 2025 to file its delinquent reports or to submit a plan to regain compliance with respect to its delinquent reports. If the Company submits a plan to Nasdaq and Nasdaq accepts the plan, Nasdaq can grant an exception of up to 180 calendar days from the due date of the filing of Annual Report on Form 10-K for the year ended December 31, 2024, or until October 13, 2025, to regain compliance.

About Cambium Networks

Cambium Networks enables service providers, enterprises, industrial organizations, and governments to deliver exceptional digital experiences, and device connectivity, with compelling economics. Our ONE Network platform simplifies management of Cambium Networks’ wired and wireless broadband and network edge technologies. Our customers can focus more resources on managing their business rather than the network. We make connectivity that just works.

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Contacts:
Investor Relations
Cambium Networks
investors@Cambiumnetworks.com